PARHAM, P.C.
                           A PROFESSIONAL CORPORATION
                          Certified Public Accountants
                             5801 Staples Mill Road
                            Richmond, Virginia 23228
                                  804-264-1137

October 25, 1996

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously independent public accountants for Reorganized Consumat Systems, Inc. and, under the date of March 27, 1996, we reported on the consolidated financial statements of Reorganized Consumat Systems, Inc. as of December 31, 1995 and for the years ended December 31, 1995 and 1994. On October 18, 1996, our appointment as independent public accountants was terminated. We have read Reorganized Consumat Systems, Inc.'s statements included under Item 4 of its Form 8-K dated October 25, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with Reorganized Consumat Systems, Inc.'s statement that the change was approved by the audit committee of the board of directors.


Very truly yours,


Parham, P.C.